As filed with the Securities and Exchange Commission on March 20, 2015
Registration No. 333-185640

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________
Post-Effective Amendment No. 8
To
FORM S-11
FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
_____________________
NorthStar Real Estate Income II, Inc.
(Exact name of registrant as specified in its governing instruments)
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
_____________________
Daniel R. Gilbert
Chief Executive Officer and President
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600
With Copies to:
Ronald J. Lieberman
Executive Vice President, General Counsel and Secretary
399 Park Avenue, 18th Floor
New York, New York 10022
(212) 547-2600
(Name, address, including zip code, and telephone number, including area code, of agent for service)
_____________________
With Copies to:
Judith D. Fryer, Esq.
Joseph A. Herz, Esq.
Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
(212) 801-9200
_____________________
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act check the following box: ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☒ Registration No. 333-185640
If delivery of this prospectus is expected to be made pursuant to Rule 434, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)
This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(d) under the Securities Act of 1933.

EXPLANATORY NOTE

This Post-Effective Amendment No. 8 to the Registration Statement on Form S-11 (File No. 333-185640) is filed pursuant to Rule 462(d) under the Securities Act solely to add certain exhibits not previously filed with respect to such Registration Statement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 36. Financial Statements and Exhibits.

(b)	Exhibits:
23.1 Consent of Grant Thornton LLP

II-1

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 8 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 20, 2015.

NorthStar Real Estate Income II, Inc.

By:	/s/ Daniel R. Gilbert
Name: Daniel R. Gilbert
Title: Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 8 to the registration statement has been signed by the following persons in the capacities indicated on March 20, 2015.

Signature	Title

/s/ Daniel R. Gilbert	Chief Executive Officer and President
Daniel R. Gilbert	(Principal Executive Officer)

/s/ Debra A. Hess	Chief Financial Officer and Treasurer
Debra A. Hess	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman of the Board of Directors
David T. Hamamoto

*	Director
Jonathan T. Albro

*	Director
Charles W. Schoenherr

*	Director
Winston W. Wilson

/s/ Ronald J. Lieberman
Ronald J. Lieberman, * as attorney-in-fact

II-2